Exhibit 10.2

Carry and Earning Agreement
By and Among
ST. MARY LAND & EXPLORATION COMPANY
and
ENCANA OIL & GAS (USA) INC.
Dated April 29, 2010

CARRY AND EARNING AGREEMENT

This CARRY AND EARNING AGREEMENT (this “Agreement”), executed as of April 29, 2010, effective as of the date of signing hereof (the “Effective Date”), is by and among ST. MARY LAND & EXPLORATION COMPANY, a Delaware corporation (“STML”) and ENCANA OIL & GAS (USA) INC., a Delaware corporation (“EnCana”). STML and EnCana may each also be referred to herein as a “Party” or collectively as the “Parties.”

BACKGROUND

1 STML is the current owner and holder of approximately 31,738 net acres of oil, gas and mineral leases covering lands in Shelby and San Augustine Counties, Texas, and the leasehold interest in the lands covered thereby, limited, however, to the Assigned Interval (individually, a “Lease” and collectively, the “Leases,” as identified by name and STML property number on Exhibits A-1 and A-2). Each portion of Exhibit A also sets forth, for each Lease, STML’s Working Interest and associated Net Revenue Interest therein, as well as the number of Net Mineral Acres covered by the Lease.

2 The Leases will be developed in two blocks, as depicted on the plat attached hereto as Exhibit B: (i) a northern block consisting of a supposed 8,375 Net Mineral Acres of Leases (the “North Block”); and (ii) a southern block consisting of a supposed 23,363 Net Mineral Acres of Leases (the “South Block”).  The Leases within the North Block are described on Exhibit A-1 and the Leases within South Block are described on Exhibit A-2. Either the North Block or the South Block may be referred to individually as a Block or collectively as the “Blocks.”

3 The Parties desire to enter into this Agreement in order to provide the terms and conditions under which EnCana will earn an undivided 5% interest in the Assets in the South Block and an undivided 95% interest in the Assets in the North Block, through the payment for the drilling of horizontal wells in the South Block, as further provided herein. As to each respective Block, these ownership interests to be assigned shall be referred to herein as the “Assigned Interest.”

4 Capitalized terms used herein will have the meaning given to such terms herein. A list of the capitalized terms and all Exhibits and Schedules is set forth in the Schedule of Definitions attached hereto as Schedule 1.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

ARTICLE I
PROPERTIES SUBJECT TO AGREEMENT

1.1 Assigned Interval.

(a) The rights to be earned by EnCana are limited to the undivided interests assigned in the

Leases insofar and only insofar as those rights pertain to the correlative interval corresponding to the depths from the top of the Bossier Shale Formation to the base of the Haynesville Formation (the “Assigned Interval”).

(b) The Assigned Interval is defined as the stratigraphic equivalent of the interval from 11,570 feet to 12,882 feet as shown on the electrical log of the St. Mary Land & Exploration, Black Stone PB#1 well (API No. 42-419-31498), Shelby County, Texas.

1.2 Description of the Assets. To the extent associated with the respective Assigned Interest in the Assigned Interval, and further subject to the Excluded Assets and the other express limitations and reservations set forth herein and on Exhibits A-1 and A-2, the respective Assigned Interest shall include the following which together with the Assigned Interest in the Leases shall be collectively referred to herein as the “Assets:”

(a) the Leases and all rights resulting from the pooling, unitizing or communitizing of the Leases;

(b) an undivided 95% of STML’s interest in the four wells operated by XH, LLC whose units include North Block Leases and in which operations have either commenced or there exists an approved AFE therefor, and an undivided 5% of STML’s interest in that certain well also operated by XH, LLC whose unit includes South Block Leases, such five wells being more fully described on Exhibit A-3, such five wells being referred to herein as the “XTO Drilling Wells,”  with the interest to be assigned in these five wells each being subject to separate operating agreements dated December 1, 2009(being a portion of the XTO Agreements, as such term is hereafter defined);

(c) to the extent related to the Assigned Interval, the Assigned Interest in the North Block share of all rights, titles and interest of STML in and to the seven operating agreements each dated December 1, 2009, and an eighth operating agreement dated February 1, 2009, each naming XH, LLC as operator with each of these operating agreements being described on the attached Exhibit A-4 (the “XTO Agreements”);

(d) to the extent related to the Assigned Interest in the North Block, an undivided 95% of STML’s rights, titles and interest in and to that certain wellbore for the Hinton 1-H well located in the James English Survey A-186, Shelby County, Texas (API # 42-419-31554), which well is currently being drilled by STML, together with EnCana’s proportionate share of all equipment, personal property and fixtures associated with this assigned wellbore, it being understood and agreed by and between the Parties that STML will operate the drilling of this well until the Effective Date at which point, EnCana shall assume the role of Operator for such well with the understanding that EnCana shall operate this well thereafter including any Completion operations (as hereinafter defined), and to the extent related to the Assigned Interest in the South Block, an undivided 5% of STML’s rights, titles and interest in and to those certain wellbores for the Ironosa No. 1 well (API #42-405-30308), which well has been drilled as a vertical well but not Completed, and the Crockett No. 1-H well (API #42-419-31570), which well was recently commenced, which three wells are more fully described on Exhibit A-3, and which three wells may be referred to herein as the “STML Drilling Wells;”

(e) equal rights with STML to the right of ingress and egress and use of the surface of the lands covered by the Leases in the North Block to the same extent currently owned or enjoyed by STML;

(f) a subsurface easement through, over and across the Leases to the extent reasonably necessary for EnCana to transit the rights retained by STML hereunder to allow EnCana to enjoy the rights to be granted to it in the Assigned Interval;

(g) To the extent related to the Assigned Interval, the respective Assigned Interest in all rights, titles and interests of STML in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations);

(h) To the extent related to and binding upon the Assigned Interval, the respective Assigned Interest in the Material Contracts (as hereafter defined); and

(i) To the extent related to the Assigned Interval, the respective Assigned Interest in all right, title and interest of STML in and to all existing and valid, enforceable contracts and agreements to the extent such are binding on the Leases or lands covered thereby.

1.3 Excluded Assets. STML reserves to itself, and there is hereby excepted from this Agreement (collectively, the “Excluded Assets”):

(a) All rights in and to the Leases to the extent not associated with the Assigned Interests in the Assigned Interval;

(b) The wellbore and the production therefrom, together with the equipment, personal property and fixtures associated therewith, but not the Leases insofar as such pertain to the Assigned Interests in the Assigned Interval (except as such Lease rights pertain to these wellbores) associated with the two existing vertical wells producing from the Assigned Interval in the South Block, the Cabot-King Gas Unit 1-H well located in a pooled area including a portion of the Leases in the South Block and, the two wells described in Section 1.3(d) all such wells being referred to as the “Excluded Wells” and each of them being described with particularity on Exhibit A-5 attached hereto and made a part hereof;

(c) all STML field offices and yards and equipment stored therein;

(d) STML will specifically except and reserve from the Assigned Interest in the North Block (i) all of its overriding royalty interest in the Ellora-Ellington No. 1-H well located in the James English Survey, A-186, Shelby County, Texas (API #42-419-31505) and (ii) all of its overriding royalty interest and conversion rights associated therewith in the Raymond No. 1 well located in the Benjamin Odell Heirs Survey, A-534 Shelby County, Texas (API #42-419-31432); and

(e) any gas gathering system owned and operated by STML within the South Block.

1.4 Additional Assets. Subject to Section 3.8(c)(i), STML will assign to EnCana all of STML’s interest in the rights of way it has acquired in the North Block that are related to a proposed pipeline relating to the Hinton 1-H well, which rights-ofway are described on Exhibit A-6 attached hereto and made a part hereof and will be a part of the Assets.

ARTICLE II
INITIAL OBLIGATIONS

2.1 Deliveries.

(a) Simultaneously with the execution of this Agreement, STML and EnCana will each execute and deliver to the other:

(i) the JOA attached hereto as Exhibit C, including the Tax Partnership Agreement attached thereto (the “JOA”);

(ii) an executed and acknowledged Memorandum of the JOA for recording in the counties in which the Assets are located; and

(iii) such other instruments, agreements and other documents as either may reasonably request in conjunction with the consummation of the closing contemplated herein.

(b) Simultaneously with the execution of this Agreement, STML will execute and deliver to EnCana: (i) assignments of the Assigned Interest in the Leases limited to the Assigned Interval, in substantially the form attached hereto as Exhibits D-1 (North Block) and D-2 (South Block) (collectively, the “Assignments”); and (ii) the assignment provided for in Section 1.4, on a mutually agreeable form of assignment based upon the Assignments.

(c) STML will deliver, within 30 days of the execution of this Agreement, copies of their land files related to the Leases. Notwithstanding this delivery requirement, STML shall make all of its land files related to the Leases available to EnCana for title review purposes from and after the Effective Date and the payments required upon signing this Agreement have been made.

(d) STML will deliver a summary with appropriate back-up of the costs incurred as of the Effective Date in the STML Drilling Wells.

(e) Simultaneously with the execution of this Agreement, EnCana will deliver to STML $45,649,933.00 (the “Initial Payment”), in immediately available funds by wire transfer to an account designated by STML.

(f) STML and EnCana will each execute and deliver the Letter Agreement between each of them and Scandrill Inc. that acts to substitute EnCana as Operator under the drilling contract for the Hinton 1-H well.

2.2 Existing Wells.

(a) With regard to the eight wells described in Sections 1.2(b) and 1.2(d), which wells are described on Exhibit A-3 (being the XTO Drilling Wells and the STML Drilling Wells), within thirty (30) days of the Effective Date, EnCana will deliver to STML in immediately available funds by wire transfer to an account designated by STML, EnCana’s Proportionate Share of all actual costs incurred in and related to the STML Drilling Wells. Schedule 2.2(a) sets forth the current estimate of the costs of the STML Drilling Wells to be reimbursed pursuant to the preceding sentence.  It is assumed by STML that if the costs incurred as of the Effective Date in the XTO Drilling Wells have not been billed to STML on or before the Effective Date, that such billings will be received by STML shortly thereafter.  If this occurs before EnCana is added to the joint interest billing process for the XTO Drilling Wells, STML will remit payment to the operator and will promptly invoice EnCana for its Proportionate Share of such costs. EnCana will remit its Proportionate Share of such invoices to STML with thirty (30) days of EnCana’s receipt thereof.  From and after the Effective Date, with regard to the XTO Drilling Wells, STML shall endeavor to have EnCana billed directly for costs incurred, and for the wells operated by STML, STML shall bill EnCana for its Proportionate Share of costs incurred after those reflected in these payments. The eight wells are: (i) the XTO Drilling Wells, namely the five operated by XH, LLC, being the Bruins, Lumberjacks, Ducks, Badgers, and Jayhawks, all described more fully on Exhibit A-3; and (ii) the STML Drilling Wells, namely the Hinton 1-H, Crockett No. 1-H, and Ironosa No. 1, each operated by STML. EnCana shall be responsible for its Proportionate Share of all actual, direct costs related to these eight wells insofar as its Assigned Interest is concerned from commencement of operations, including any title examination, permitting, surveying, site preparation, or other costs or expenses related to the drilling of these wells and EnCana shall thereafter remain responsible for its Proportionate Share of the costs associated with these wells as an undivided interest owner therein; provided, however, that, with respect to the Hinton 1-H and the Ironosa No. 1, EnCana will not reimburse STML for any costs associated with the evaluation of zones outside the Assigned Interval (including the costs of cores and drilling rig time to obtain cores). Within 60 days of the Completion of any of these eight wells, STML and EnCana shall use their best efforts to true-up their respective Proportionate Share of costs based on actual costs incurred and paid to insure that each Party has paid its appropriate Proportionate Share of costs in these eight wells. With regard to the Crockett No. 1-H well and the Ironosa No. 1 well, EnCana shall pay only its Proportionate Share of costs incurred prior to the Effective Date; thereafter, the provisions of Article III pertaining to Carried Well Costs in a Commitment Well shall apply to the Crockett No. 1-H well and the Ironosa No. 1 well.

(b) Subject to this Agreement becoming fully effective as between the Parties, EnCana agrees to Complete the Hinton 1-H well referred to in the preceding paragraph if such well would be Completed by a reasonably prudent operator under the same or similar circumstances.  STML shall turn over operation of this well to EnCana as of the Effective Date such that EnCana shall complete the drilling operations which include determining the landing depth for the horizontal section of this well, the total lateral length, running production casing and its attendant cementing, and Completing the well as either a dry hole or as a well capable of producing hydrocarbons.

2.3 The Assignment. The Assignment will occur in two separate documents, one pertaining to the North Block and the other to the South Block, and each will deliver the Assigned Interest in the Assigned Interval in the affected Leases to EnCana with the same Net Revenue Interest in each such Lease as owned by STML as of the Effective Date prior to delivery of the Assignment, reserving no overriding royalty interest or other burden on production (other than the overriding royalty interest noted in Section 1.3(d)) not existing of record as of the Effective Date, and will be made without warranty of title whatsoever except by, through and under STML and its affiliates, but to no further extent.  The Assignment will provide that the Party owning the undivided 95% interest in the Leases in the respective Blocks shall have the right to pool the interests of the undivided 5% owner consistent with the terms of the affected Leases, such pooling rights limited to the Assigned Interval only.

2.4 Title and Other Information Held By STML. To the extent not limited or precluded by operation of any valid third party licensing or confidentiality agreement, STML will make available to EnCana copies of its oil and gas lease files, including, but not limited to, all title data, such as broker’s run sheets, title opinions and abstracts, covering the Leases.  STML will make available to EnCana all other information in STML’s or any of its Affiliates’ possession relating to the Assets, including geological, geophysical and engineering information.  EnCana may examine such information and materials at EnCana’s sole cost and expense during regular business hours at the location at which STML makes the materials available.  Also, to the extent available, STML will transmit to EnCana such information and materials in electronic form.  Except as is otherwise expressly provided herein, all information is provided without warranty of any kind, including any regarding the completeness or accuracy of this information.  STML will not be required to make available any information covered by existing agreements of confidentiality to which it is bound; provided, however, that STML will make commercially reasonable efforts to obtain the release of any such information.  Subject to the foregoing, EnCana shall have the right to examine all title with respect to the Assets as described in Section 4.2 and EnCana and STML shall handle any Title Defects as described in Article IV.

ARTICLE III
CARRY AMOUNT, INTEREST, COMMITMENT WELLS

3.1 Proportionate Share. The term “Proportionate Share” means:

(a) With respect to EnCana: an undivided 5% in the South Block and an undivided 95% in the North Block of the interest STML owns in the Assets as of the Effective Date immediately prior to the delivery of the Assignment of the Assigned Interest in each Block to EnCana; and

(b) With respect to STML: an undivided 95% in the South Block and an undivided 5% in the North Block of the interest STML owns in the Assets as of the Effective Date immediately prior to the delivery of the Assignment of the Assigned Interest in each Block to EnCana.

3.2 The Carry.

(a) The term “Carry Amount” means a total of $91,299,866 (subject to adjustment as provided in Section 3.2(a)(ii)) paid as follows:

(i) the Initial Payment; and

(ii)  a subsequent payment equal to the difference between (x) and (y) with (x) being $91,299,866 less the amount for any Title Defects determined in accordance with Article IV and Section 3.9; and (y) being the Initial Payment. This subsequent payment must be made by wire transfer within thirty days of the Completion of the fourth Commitment Well or November 1, 2010, whichever last occurs, in immediately available funds to an account designated in writing by STML, such designation to be made at least three days prior to the date the payment will be made.

(b) The term “Carried Well Costs” means 100% of the costs to drill and Complete (as each are hereafter defined) a Commitment Well.  The Carry Amount will be used solely to pay Carried Well Costs.

(c) The “Carry Period” is the period of time between the Effective Date and the date that the Carried Well Costs equal the Carry Amount.  If the Carry Amount is expended during the pendency of either drilling or Completion operations on a Commitment Well, all future costs and expenses incurred in such well shall thereafter be paid by the Parties in their respective Proportionate Shares.

(d) Costs incurred after Completion operations in a Commitment Well shall not be included in Carried Well Costs, and such costs shall be borne by the Parties in their respective Proportionate Shares.

3.3 Commitment Wells.

(a) Beginning on the Effective Date, EnCana will be responsible for paying 100% of the Carried Well Costs attributable to the interests of the Parties, up to the Carry Amount, to drill and Complete (or plug and abandon with the drilling rig), horizontal wells landed in the Assigned Interval at locations of STML’s choice in the South Block in accordance with the provisions of this Article III and the AFEs (each such well, subject to the terms hereof, a “Commitment Well” and collectively, the “Commitment Wells”).

(b) STML will be the operator of the Commitment Wells.

(c) EnCana may not non-consent the drilling or Completion of a Commitment Well.

(d) The terms “Complete,” “Completing” or “Completion” means, with respect to a Commitment Well:

(i) running production casing, testing, logging, coring, surveying, or any other type of testing or diagnostic procedure that a reasonably prudent operator would conduct;

(ii) attempting a fracture stimulation that a reasonable and prudent operator would conduct in the well that is based on generally accepted engineering practices appropriate for the area, including, but without any obligation to do so, any operation necessary to conduct a micro seismic survey pertaining to the fracture stimulation, and further including the conducting of simul-fracture stimulation ; and

(iii) procuring and installing flowlines, wellheads, tanks and other production equipment, through and including the well production meter that is located on the wellsite for the affected well downstream of any production treating equipment or facilities located at the wellsite for each Commitment Well, but not including the construction of any pipelines or other facilities downstream of the well production meter.

(e) The terms “drill” or “drilling” with respect to a Commitment Well means:

(i) All activity and operations necessary to drill a Commitment Well to its final total length, including the drilling of any pilot hole down through the Assigned Interval to allow for an evaluation of the Assigned Interval, and including any title examination, permitting, surveying, site preparation, casing, cementing, testing, logging, coring, or other work or operations necessary or incident to preparing the Commitment Well for Completion operations, or if a dry hole, through the plugging and abandonment of the Commitment Well and abandonment of the surface location;

(ii) with regard to the existing two vertical wells that STML has included in the Excluded Assets as two of the Excluded Wells from and after the dated this Agreement is signed by both Parties, STML is specifically granted the right by EnCana to utilize either of these existing wellbores as a Commitment Well, and in such event, the drilling component of any such Commitment Well will include any and all permitting and all operations necessary to convert either of the two existing vertical wells (being the USABL No.1 and the Black Stone PB#1) from a vertical well to a horizontal well in the Assigned Interval, and, if necessary, STML will assign the appropriate Assigned Interest to EnCana in either or both of these two vertical wellbores not assigned to EnCana upon the signing of this Agreement once production from the affected vertical well has been terminated, if the well is then a producing well, and operations incident to converting this vertical well to a horizontal well have been commenced.  All costs associated in any manner with converting either of these two vertical wells to a Commitment Well shall be Carried Well Costs until such time as the Carry Amount has been expended.

(iii) with regard to the Ironosa No. 1 and the Crockett No. 1-H wells from and after the date this Agreement is signed by both Parties, STML is specifically granted the right by EnCana to utilize either or both of these existing wellbores as a Commitment Well, and in such event, the drilling component of any such Commitment Well will include any and all permitting and all operations necessary to convert the Ironosa No. 1 from a vertical well to a horizontal well in the Assigned Interval.  All costs associated in any manner with converting this vertical well to a Commitment Well and the costs incurred after signing this Agreement in the Crockett No. 1-H well shall be Carried Well Costs until such time as the Carry Amount has been expended.

3.4 Procedure for Drilling Commitment Wells. From and after the execution of this Agreement, if STML desires to drill a Commitment Well, it will notify EnCana of such decision by sending a written notice, including:

(a) An Authorization for Expenditure (an “AFE”) detailing the estimated cost of drilling and Completing the Well;

(b) The location of the well; and

(c) Any other information it desires to provide concerning the geology, title and prospects for the well.

3.5 Drilling Schedule.

(a) The Commitment Wells must be drilled within two years of the Effective Date. If the Carried Well Costs incurred as of the second anniversary of the Effective Date are less than the Carry Amount as adjusted by operation of this Agreement, STML shall promptly refund to EnCana the difference between the incurred Carried Well Costs as of this date and the adjusted Carry Amount. Further, this Agreement shall terminate and be of no further force or effect two years from the Effective Date except that obligations existing as of this date of termination shall remain binding obligations of the Party subject to such obligations in accordance with the terms hereof.

(b) STML will use its best efforts consistent with sound engineering and financial practices to commence Completion operations on each Commitment Well within 90 days of the date the drilling rig is released from the applicable well.

3.6 Third Party Wells. The Carry Amount may be applied to wells drilled by third parties in the South Block on the Leases or lands pooled therewith upon the mutual agreement of EnCana and STML, which agreement shall not be unreasonably withheld.

3.7 Information Rights.

(a) STML shall maintain with respect to each Commitment Well, as and when drilled, all drilling reports, logs, drillstem test data, and geological and geophysical maps and all other relevant data.  EnCana will be entitled, at all reasonable times, upon reasonable notice and subject to compliance with STML’s reasonable health, safety, and environmental rules and regulations, at EnCana’s sole risk and expense, to access to the rig floor and location of all Commitment Wells.

(b) EnCana shall have the right to audit the books and records of STML in connection with its operations in connection with the Commitment Wells in accordance with the audit provisions of the JOA.

3.8 Gas Gathering.

(a) Tenaska Agreement. The Parties understand and acknowledge that STML has entered into that certain Gas Gathering Agreement dated February 8, 2010, by and between TPF II East Texas Gathering, LLC as “Gatherer” and STML as “Shipper” (herein the “Tenaska Agreement”). This Tenaska Agreement is attached hereto as Exhibit E. In accordance with the terms of the Tenaska Agreement, there are various rights, benefits, duties and obligations imposed on Gatherer and Shipper.  Subject to the provisions of Section XV of the Tenaska Agreement, STML agrees to assign to EnCana a partial interest in the rights, benefits, duties and obligations as created by the Tenaska Agreement, such interest being a fraction the numerator of which is the Net Mineral Acres acquired by EnCana in the North Block and South Block combined and the denominator of which are the total number of Net Mineral Acres owned by STML in the North Block and the South Block combined as of the Effective Date immediately preceding the Assignment, with such determination of this numerator and denominator to be made after EnCana has conducted its title review as allowed by Article IV hereof.

(b) Gathering Systems.

(i) EnCana System. The Parties recognize that it will be necessary for EnCana to construct, own, maintain and operate a gathering system to move production from the North Block from EnCana operated wells to the facilities contemplated by the Tenaska Agreement.  Assuming the existence of this EnCana operated or controlled gathering system, EnCana agrees that STML shall have the right, but not the obligation, to transport gas on this gathering system from wells in which STML owns an interest and that produce from an interval outside of the Assigned Interval.  This right by STML shall be on a space available basis with no obligation on the part of EnCana to provide space on the gathering system, unless such space is readily available.  EnCana will also allow STML the right to use its rights-of-way related to the gathering system provided such use is not prohibited by the terms of the particular right-of-way grant.  If STML moves gas on the EnCana gathering system in accordance with this paragraph, EnCana shall charge STML a reasonable market-based fee to which the Parties mutually agree acting in a commercially reasonable manner.  In addition, EnCana agrees that STML shall have the right, but not the obligation, to transport gas on this gathering system from wells in the North Block in which STML owns an interest within the Assigned Interval.  If STML moves gas produced from the Assigned Interval in the North Block on the EnCana gathering system in accordance with this paragraph, EnCana shall charge STML a reasonable market-based fee to which the Parties mutually agree acting in a commercially reasonable manner.

(ii) STML North Block System. EnCana will have the right, but not the obligation, to transport gas on STML’s existing 8 inch pipeline in the North Block from wells in which EnCana owns an interest, provided that such right cannot be exercised if such use by EnCana will cause the existing STML wells to go off-line on such gathering system.  This right by EnCana shall be on a space available basis with no obligation on the part of STML to provide space on the gathering system, unless such space is readily available.  STML will also allow EnCana the right to use its rights-of-way related to the 8 inch pipeline provided such use is not prohibited by the terms of the particular right-of-way grant.  If EnCana moves gas on the STML 8 inch pipeline in accordance with this paragraph, STML shall charge EnCana a reasonable market-based fee to which the Parties mutually agree acting in a commercially reasonable manner.

(iii) STML South Block System. The Parties recognize that it will be necessary for STML to construct, own, maintain and operate a gathering system to move production from the South Block from STML operated wells to the facilities contemplated by the Tenaska Agreement.  Assuming the existence of this STML operated or controlled gathering system, STML agrees that EnCana shall have the right, but not the obligation, to transport gas on this gathering system from wells in the South Block in which EnCana owns an interest within the Assigned Interval.  If EnCana moves gas on the STML gathering system in accordance with this paragraph, STML shall charge EnCana a reasonable market-based fee to which the Parties mutually agree acting in a commercially reasonable manner.

3.9 Consents to Assign. In the context of preparing this Agreement, various consents to assign have been reviewed affecting a portion of the Leases.  The Leases affected by these consents to assign are set forth on Schedule 3.9 attached hereto. While the Parties expect that all necessary consents to assign will be granted in due course, it is recognized that some or all of these may not have been obtained prior to the Effective Date.  For all consents to assign not obtained prior to the Effective Date: (i) the Parties acknowledge that EnCana is claiming all such consents to assign as Title Defects pursuant to Section 4.4(a)(iv); (ii) STML will have until the date that is ninety (90) days following the Effective Date in which to procure the necessary consent for each such Lease (the “Cure Period”); and (iii) the affected Lease will be excluded from the respective assignment.  Within a reasonable time of obtaining the consent to assign, the affected Lease will be assigned to EnCana in accordance with the terms and conditions of this Agreement.  During the interim between the Effective Date and the assignment of an affected Lease to EnCana or the end of the Cure Period, whichever is earlier, STML shall not encumber or burden the affected Lease in any manner so as to prevent STML from assigning the affected Lease to EnCana with the unencumbered working interest and net revenue interest as described for such Lease on Exhibit A-1 or A-2, as applicable.  Once the affected Lease or Leases are assigned to EnCana, they shall be subject to the same title review process as described in Article IV subject to modifying the dates of the Examination Period so that EnCana retains its full review rights as otherwise prescribed by Article IV of this Agreement as to such Lease or Leases.  If STML is unable to secure a necessary consent to assign by the end of the Cure Period, it shall retain such Lease and the Carry Amount will be reduced by an amount calculated by multiplying the Net Mineral Acres included in the affected Lease times the Per Acre Value. This reduction in the Carry Amount shall be taken into account in the determination of the payment due pursuant to Section 3.2(a)(ii).

ARTICLE IV
TITLE MATTERS

4.1 Title Procedure. From the Effective Date until 5:00 p.m. Central Time on the date that is 45 days following the Effective Date (the “Examination Period”), STML will afford to EnCana and its representatives reasonable access during normal business hours to the offices, personnel and books and records of STML in order for EnCana to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Assets in order to determine whether Title Defects exist.

4.2 Accessible Information; Expenses; Confidential Information; Indemnification. EnCana and its representatives may examine all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical, engineering and environmental records pertaining to the Leases, in each case insofar as the same may now be in existence and in the possession of STML, provided, however, that STML may withhold access to (a) all legally privileged documents and (b) information that STML is prohibited from disclosing by bona fide third party confidentiality restrictions; provided further that STML will use its reasonable efforts to obtain a waiver of any such restrictions in favor of EnCana. The cost and expense of EnCana’s review of the title to the Assets will be borne solely by EnCana.

4.3 Notice of Asserted Title Defects.

(a) If EnCana discovers any Title Defect affecting any portion of the Leases, EnCana may notify STML of such alleged Title Defect from time to time prior to the expiration of the Examination Period.  To be effective, such notice (“Title Defect Notice”) must:

(i) be in writing;

(ii) be received by STML prior to the expiration of the Examination Period;

(iii) describe the Title Defect in reasonable detail including the basis therefor (including any alleged variance in the Net Revenue Interest or Working Interest of any Lease) and provide any supporting documents in EnCana’s possession;

(iv) identify the specific Lease to which such Title Defect relates; and

(v) include the Title Defect Amount attributable to such Title Defect, as determined by EnCana in good faith.

(b) Except for EnCana’s remedies for any breach by STML of its special warranty of title under the Assignment, at the end of the Examination Period, any matters that may otherwise constitute a Title Defect, but of which STML has not been specifically notified by EnCana in accordance with the foregoing, will be deemed to have been waived by EnCana for all purposes.

4.4 Title Defects, Title Defect Amounts.

(a) The term “Title Defect” means:

(i) STML has defensible title to less than the number of Net Mineral Acres in any Lease than the number of Net Mineral Acres shown for the applicable Lease on either Exhibit A-1 or A-2;

(ii) STML has defensible title to a lesser Net Revenue Interest in a Lease than the Net Revenue Interest shown for such Lease on either Exhibit A-1 or A-2;

(iii) STML has defensible title to a lesser Working Interest in a Lease than the Working Interest shown for such Lease on either Exhibit A-1 or A-2 (and there is a corresponding decrease in STML’s Net Revenue Interest in such Lease);

(iv) A Lease is subject to a consent to assign that would materially affect the value of the Lease, and such consent has not been obtained by the end of the Examination Period;

(v) A Lease in the North Block has less than six months from the Effective Date remaining in the primary term or is subject to commitments to drill a well thereon within six months of the Effective Date in order to preserve the Lease or the rights therein to the Assigned Interval with the understanding that this Title Defect shall not be asserted with regard to any Lease in the pooled area for the Hinton 1-H well; or

(vi) A Lease is subject to a lien, charge, encumbrance, claim, easement, servitude, right, burden or defect, other than a Permitted Encumbrance.

(b) Without limiting STML’s right to dispute the existence of a Title Defect, the value of each asserted Title Defect (the “Title Defect Amount”) shall be determined as follows:

(i) If the Title Defect results from a lien or similar encumbrance, other than a Permitted

Encumbrance, the Title Defect Amount will be the amount of money required to remove the Lien or similar encumbrance;

(ii) If the Title Defect relates to the failure of title to the entirety of a Lease, the Title Defect Amount shall be an amount equal to: (i) the number of Net Mineral Acres shown for such Lease on either Exhibit A-1 or A-2; times (ii) $9,506.00 per Net Mineral Acre (the “Per Acre Value”);

(iii) If the Title Defect results in STML having defensible title to less than the number of Net Mineral Acres shown for such Lease on either Exhibit A-1 or A-2, the Title Defect Amount will be an amount equal to: (i) the reduction in the number of Net Mineral Acres below the amount shown for such Lease on either Exhibit A_1 or A-2; times (ii) the Per Acre Value;

(iv) If the Title Defect results in STML having a lesser Net Revenue Interest in a Lease than that set forth for such Lease on either Exhibit A-1or A-2, the Title Defect Amount will be an amount of money calculated by multiplying the number of Net Mineral Acres affected by the Title Defect by the Per Acre Value and multiplying the result by a fraction, the numerator of which is STML’s actual Net Revenue Interest in the affected Lease, and the denominator of which is the Net Revenue Interest set forth for such Lease on either Exhibit A-1 or A-2;

(v) If the Title Defect results from STML having defensible title to a lesser Working Interest in a Lease than the Working Interest shown for such Lease on either Exhibit A-1 or A-2 (with a corresponding decrease in Seller’s Net Revenue Interest), the Title Defect Amount will be calculated as in subparagraph (iv), above;

(vi) If the Title Defect results from any matter described in subparagraph (a)(v) above, and such Lease is not renewed or extended for a period of at least six months beyond its stated termination date, or a well is not commenced that extends the affected Lease, and the Lease terminates, STML shall reimburse EnCana by multiplying the number of Net Mineral Acres shown for such Lease on either Exhibit A-1 or A-2 times the Per Acre Value.

(vii) If an unsatisfied or unwaived consent to assignment affecting any Lease is discovered during the Examination Period, the affected Lease or Leases shall, if necessary, be reconveyed to STML, and the Carry Amount reduced by the amount derived by multiplying the number of Net Mineral Acres by the Per Acre Value if this Title Defect remains uncured.  STML shall have the right to cure within ninety days as provided in Section 4.6(a).

4.6 Procedures for Title Defects.

(a) Upon the receipt of an effective Title Defect Notice, STML will have the option, but not the obligation, to attempt to cure such Title Defect at STML’s sole cost and expense, which cure shall be accomplished to EnCana’s reasonable satisfaction within 90 days of STML’s receipt of an effective Title Defect Notice.

(b) The Carry Amount will be reduced by an amount of money equal to the aggregate Title Defect Amounts of all Title Defects agreed-upon by the Parties or not cured by STML as provided in Section 4.6(a).

(c) If, as of the date set forth in paragraph (a), above, there are any Title Defects or Title Defect Amounts claimed by EnCana, but not agreed to by STML, such defects and/or the amounts therefor will be submitted to binding arbitration as set forth in Section 4.8.

4.7 Title Benefits. If during the Examination Period it should be discovered that STML owns a greater number of Net Mineral Acres in either the North Block or the South Block affecting any portion of the Leases, and including any oil and gas leases that are discovered to be owned by STML as of the Effective Date, such additional leasehold Net Mineral Acres shall be referred to as a Title Benefit. Such Title Benefits can exist as a result of any survey affecting any of the existing Leases, clerical errors, title matters such as succession, among other reasons, and notice of such shall be given to EnCana by STML in accordance with the provisions of Section 4.3 hereof. The value for any Title Benefit shall be calculated as the increase in the number of Net Mineral Acres either shown for an existing Lease or the Net Mineral Acres for a new oil and gas lease times Per Acre Value.  If the Parties cannot agree upon either the existence of a Title Benefit or the value therefor, such dispute shall be subject to the arbitration provisions contained in Section 4.8 hereof.

4.8 Arbitration.

(a) If any Party hereto elects to submit any dispute to arbitration as specifically provided in this Section 4.8, then such Party will notify the other Party in writing. Within 15 days following such notice, STML and EnCana agree to jointly select an arbitrator. For disputes regarding Title Defects or Title Defect Amounts, the arbitrator will be an experienced oil and gas attorney, familiar by training and experience with U.S. oil and gas legal and business matters including titles and oil and gas transactions.  This person will be the sole arbitrator (the “Title Arbitrator”) to hear and decide all existing disputes regarding asserted Title Defects and Title Defect Amounts.  If STML and EnCana are unable to agree on the Title Arbitrator within 15 day period, any Party hereto may apply to a Texas court for the selection of a Title Arbitrator with the qualifications set forth in this Section.

(b) Any arbitration hearing, if one is desired by the Title Arbitrator, will be held in Dallas, Texas, or such other location acceptable to both STML and EnCana and the Title Arbitrator.  The proceeding shall be conducted by written submissions from STML and EnCana with exhibits, including interrogatories, supplemented with appearances by EnCana and STML as the Title Arbitrator may desire.  The arbitration proceeding, subject only to the terms hereof, will be conducted informally and expeditiously and in such a manner as to result in a good faith resolution as soon as reasonably possible under the circumstances.  The decision of the Title Arbitrator with respect to such remaining disputed matters will be reduced to writing, binding on the Parties and not appealable.  Judgment upon the award(s) rendered by the Title Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement.  STML and EnCana, respectively, will bear its own legal fees and other costs incurred in presenting its respective case.  The charges and expenses of the Title Arbitrator will be shared equally by STML and EnCana.

(c) The arbitration will commence as soon as possible after the Title Arbitrator is selected in accordance with the provisions of this Section 4.8. In fulfilling his or her duties with respect to determining the amount of a Title Defect Amount, the Title Arbitrator, as applicable, may consider such matters as, in the opinion of the Title Arbitrator, are necessary or helpful to make a proper valuation; however, the Title Arbitrator will be bound by those factors set forth in Sections 4.3 and 4.4. Furthermore, the Title Arbitrator may consult with and engage disinterested third parties to advise the Title Arbitrator including, without limitation, geologists, geophysicists, petroleum engineers, title and oil and gas lawyers, accountants and consultants, and the fees and expenses of such third parties will be considered to be charges and expenses of the Title Arbitrator.  The sole remedy in any arbitration award will be resolution of alleged Title Defects, and Title Defect Amounts which will then be applied as provided in Section 4.5 and the Title Arbitrator will not award any other remedy, including, without limitation, equitable relief, actual damages, consequential, exemplary or punitive damages, attorneys’ fees or interest reflecting the time value of money.

(d) Any replacement Title Arbitrator, should one become necessary, will be selected in accordance with the procedure provided above for the initial selection of the Title Arbitrator.

(e) As to any determination of amounts owing under the terms of this Section 4.8, no lawsuit based on such claimed amounts owing will be instituted by either EnCana or STML, other than to compel arbitration proceedings or enforce the award of the Title Arbitrator.

(f) All privileges under state and federal law, including attorney-client and work-product privileges, will be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be.

4.9 Certain Defined Terms.

(a) “Net Mineral Acres” means with respect to any Lease, STML’s undivided ownership interest in that Lease as lessee only as to the Assigned Interval, multiplied by the number of acres in the leased premises within the Assigned Interval that are in fact leased by that particular Lease.

(b) “Net Revenue Interest” means the percentage ownership of the lessee in production from a well on a Lease after deducting the lessee’s share of all applicable royalties, overriding royalties and other burdens on production affecting such Lease.

(c) “Permitted Encumbrances” means:  (i) lessors’ royalties, overriding royalties, and similar burdens that do not operate to reduce the Net Revenue Interest of STML below that Net Revenue Interest set forth on Exhibit A-1 or A-2 or increase the Working Interest of STML above that Working Interest set forth on Exhibit A-1 or A-2 (without a proportionate increase in the corresponding Net Revenue Interest); (ii) all rights to consent by, required notices to, and filings with or other actions by governmental authorities, if any, in connection with the change of ownership or control of an interest in any Lease; (iii) any required third-party consent to change of ownership or control of the Lease or similar agreements; (iv) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising pursuant to operations or in the ordinary course of business incidental to construction, maintenance, or operation of the Leases if they are not now due and payable; (v) easements in respect of surface operations, pipelines, or the like and easements on, over, or in respect of the Leases that are not such as to interfere materially with the operation, value or use of the Leases; (vi) all other inchoate liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities, affecting any of the Leases that individually or in the aggregate are customary in the industry and are not such as to interfere materially with the operation, value or use of any of the Leases, that do not operate to reduce the Net Revenue Interest of STML in a Lease below that Net Revenue Interest set forth on Exhibit A-1 or A-2 or increase the Working Interest of STML in a Lease above that Working Interest set forth on Exhibit A-1 or A-2 (without a proportionate increase in the corresponding Net Revenue Interest); (vii) all applicable laws, rules and orders of any governmental authority; and (viii) liens for Taxes not due and payable.

(d) “Working Interest” means that interest which bears a share of all costs and expenses proportionate to the interest owned associated with the exploration, development and operation of a Lease that the owner thereof is required to bear and pay by reason of such ownership, expressed as a percentage.

ARTICLE V
OTHER COVENANTS

5.1 Joint Operations.

(a) There will be a single JOA covering both the North Block and the South Block. Notwithstanding that there is only one JOA, however, the JOA will provide that STML will be the operator of the South Block and EnCana will be operator of the North Block. Each Party will be entitled to the rights, and subject to the obligations, of the Operator under the JOA, with respect to the Block of which they are the Operator. With regard to wells in the North Block proposed by EnCana, STML recognizes and agrees that it must participate in the first nine wells proposed by EnCana; but may thereafter elect to not participate in compliance with the terms of the JOA.  Likewise, to the extent a well in the South Block proposed by STML is a Commitment Well, EnCana may not elect to not participate in any such well; but thereafter may elect to participate or not in accordance with the terms and provisions of the JOA.

(b) In the event of any conflict or inconsistency between the terms of this Agreement and a JOA, this Agreement shall prevail to the extent of such conflict. The fact that a matter is addressed in this Agreement but not the JOA, or vice versa, shall not in and of itself create a conflict between the respective agreements.

(c) Except as expressly provided otherwise in this Agreement, the JOA will govern all operations on the Blocks including each of the Commitment Wells.

(d) Only STML may propose the drilling of a well in the South Block and only EnCana may propose the drilling of a well in the North Block.

(e) Except as to the XTO Agreements, if a well is drilled by pooling any of the Leases with other oil and gas leases or mineral interests which are not subject to the JOA, as between STML and EnCana, the JOA will still control operations as between the Parties, even if STML or EnCana is also a party to a separate joint operating agreement due to the existence of leases not included in the Leases being included in the pooled area for such well. The XTO Agreements will control operations of the applicable portion of the Leases included in the contract areas described in the XTO Agreements.

5.2 Lease Administration.

(a) STML must pay 100% of all lease renewals and extensions due for Leases within the North Block that are expiring within 6 months of the Effective Date, without reimbursement by EnCana.

(b) STML shall pay, or cause to be paid, all delay rentals, shut-in royalties, minimum royalties and lease extensions that may be required or permitted under the terms of the Leases.  Except as provided in paragraph (a) of this Section 5.2, EnCana shall be responsible for paying, upon invoice by STML, its Proportionate Share of such payments applicable to periods of time on and after the Effective Date.

5.3 Indemnity for Existing Production and Wells. STML agrees to defend, indemnify and hold harmless EnCana, its parent, affiliate and subsidiary companies and its and their officers, directors, shareholders and employees from and against any and all claims, demands, damages, losses, costs (including court costs, consultants, experts and reasonable attorneys fees), liabilities, suits and penalties (including civil fines) relating to, arising out of or in connection with all wells that were drilled and completed on the Leases (including the Excluded Wells) as of the Effective Date and which are now operated, or were ever operated, by STML. This indemnity will not apply to any of the Excluded Wells that are converted to a Commitment Well for matters accruing from and after the time EnCana is entitled to its Assigned Interest in such well.

5.4 Existing Pooled Units in the North Block.

(a) To the extent that STML has formed pooled units that include the Leases in the North Block, and such units include the Assigned Interval and other depths, STML will participate with EnCana to amend such units to exclude the Assigned Interval provided that such amendment does not constitute a violation of an express provision of any affected Lease. EnCana agrees to defend, indemnify and hold harmless STML, its parent, affiliate and subsidiary companies and its and their officers, directors, shareholders and employees from and against any and all claims, demands, damages, losses, costs (including court costs, consultants, experts and reasonable attorneys fees), liabilities, suits and penalties (including civil fines) relating to, arising out of or in connection with the amendment of these existing units pursuant to this Section 5.4(a).

(b) In addition to the rights provided in Section 2.2, the owner of the 95% Proportionate Share in each Block may form pooled units at its sole discretion, including forming pooled units that include leases other than the Leases, or lease owned by third parties consistent with the terms of the affected Leases and all applicable laws, orders, rules, and regulations.

5.5 Production Reporting. STML will provide EnCana, in writing or by electronic mail, with respect to its wells in the North Block producing from zones outside the Assigned Interval: (i) on a monthly basis, information on such wells’ production; and (ii) notification that any such well has ceased producing within two weeks of such cessation.  EnCana will provide STML, in writing or by electronic mail, with respect to EnCana’s wells in the North Block producing from zones inside the Assigned Interval notification that any such well has ceased producing within two weeks of such cessation.

ARTICLE VI
AMI

6.1 Area of Mutual Interest.

(a) There is hereby created an Area of Mutual Interest (the “AMI”) which shall consist of the lands covered by the Leases in the North Block. The Parties acknowledge that to the extent that they are currently parties to any existing area of mutual interest that affects any of the lands covered by the Leases, then the Parties will comply with any area of mutual interest to which they are a party (including the AMI created hereby) in the order in which each area of mutual interest was created.

(b) If, during the period of time beginning with the execution of this Agreement and ending two years later, either EnCana or STML or an affiliate of any such Party acquires (including by extension or renewal) an oil, gas and mineral lease, mineral interest, overriding royalty interest, royalty interest or any other interest in oil or gas or any contractual right to acquire interests in oil and gas leases, such as through farmin agreements (any of which is referred to herein as an “Interest” or collectively as “Interests”) within the AMI, the acquiring Party shall, within 30 days of finalizing the acquisition, offer to the non-acquiring Party the right to purchase its Proportionate Share of such Interest by paying its Proportionate Share of the acquiring Party’s actual third party costs incurred in connection with the acquisition of such Interest (such costs to include, but are not necessarily limited to, the acquiring Party’s land work with respect to the Interest, the lease bonus, option payments, broker fees, filing fees and cost of third party title examination).  If two or more Interests are included in a single notice, the non-acquiring Party will have the right to make separate elections as to each of the acquired Interests.

(c) An offer made pursuant to this AMI must be in writing and include sufficient information for such non-acquiring Party to reasonably evaluate the offer, including a complete description of the acquired Interest and information (to the extent known) specifying the number of gross and net lease acres, existing overriding royalties or other burdens affecting the Interest, the purchase price and the terms of the acquisition, as well as the actual acquisition costs, the obligations required to earn such interest, including bonus considerations or equivalent if other than cash, broker’s fees, recording fees, and rentals, and any other information the acquiring Party deems relevant to the acquisition of the Interest. The offer should be made in the manner for giving any other notices under this Agreement.  The Party receiving the offer shall have 30 days (the “Acceptance Period”) following receipt of such notice in which to elect to participate in the acquisition, and if such an election is made within the Acceptance Period, payment for such Party’s Proportionate Share shall be made within 30 days of such Party’s acceptance.

(d) If such non-acquiring Party elects to participate, the acquiring Party shall assign the applicable percentage interest in the Interest to such non-acquiring Party within 10 business days of receiving such non-acquiring Party’s payment, free and clear of any burdens created by the acquiring Party other than those burdens placed on such Interest by the transferor of the Interest to such acquiring Party. Any Interest acquired after the date of this Agreement, including any Interest in which both STML and EnCana participate, shall be subject to the provisions of the JOA but such Interest shall not be part of the Leases or Assets hereunder or subject to the terms of this Agreement (other than this Article VI) and the costs and expenses attributable to such Interest shall be borne by STML and EnCana in proportion to their Proportionate Shares in such Interest.  Failure of the non-acquiring Party to (i) respond in writing to an acquisition notice within the Acceptance Period, or (ii) pay for its share of costs within five business days of the Party’s election to take its Proportionate Share of the Interest will be deemed an election not to acquire a share of the Interest.

(e) If an Interest is to be earned by drilling wells or shooting seismic, the non-acquiring Party must ratify all appropriate agreements within the Acceptance Period and agree to participate in and pay for its share of such required operations. If the non-acquiring Party turns down any Interest or fails to timely pay for its share of such Interest, the acquiring Party shall hold such interest free and clear of any further obligations under this Agreement and the JOA.

(f) Notwithstanding anything herein to the contrary, the provisions set forth in this Article will not apply to any (i) acquisitions which (A) result from a merger, consolidation, reorganization with, by, or between a Party (or such Party’s affiliate) and another party, or (B) result from a merger or acquisition of the stock or equity of another EnCana, entity or partnership or an acquisition of at least 51% of all of the assets of an entity by the acquiring Party (or such Party’s affiliate), whether by cash, like-kind exchange, stock purchase or otherwise; (ii) transfers between a Party and any of its affiliates; or (iii) transfers between the parties to any operating agreement binding on the Interests.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations. Each Party, with respect to itself only, hereby represents and warrants to the other Parties the following:

(a) Corporate Existence. It is duly organized, validly existing and in good standing under the applicable laws of its state of incorporation or formation, and is qualified to do business and is in good standing in the State of Texas and in every other jurisdiction where the failure to so qualify would have a material adverse effect on its ability to execute, deliver and perform this Agreement and the other agreements contemplated herein;

(b) Authority.  It has all requisite power and authority to (i) own, lease or operate its assets and properties and to carry on the business as now conducted, and (ii) enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby;

(c) Authorization. It has taken (or caused to be taken) all acts and other proceedings required to be taken by such Party to authorize the execution, delivery and performance by such Party of this Agreement and the other agreements contemplated herein.  This Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, reorganization or similar laws affecting the rights of creditors generally and by principles of equity, whether considered in a proceeding at law or in equity;

(d) Litigation.  There are no actions, suits or proceedings pending or, to such Party’s knowledge, threatened against such Party which if decided unfavorably to such Party could have a material adverse effect on the ability of such Party to execute, deliver or perform this Agreement or the other agreements contemplated herein or have a material adverse effect on the Assets;

(e) Broker Fees.  It has not incurred any obligation or liability, contingent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement or the other agreements contemplated herein which could be attributable to or charged to any other Party. Each of STML and EnCana shall indemnify, defend and hold harmless the other from any claims, damages, liabilities, costs and expenses, including reasonable attorney’s fees in the event the prior sentence should be or become untrue as to such Party;

(f) Disclaimer.  It is not a “consumer” within the meaning of such term in the Texas Deceptive Trade Practices Consumer Protection Act, by virtue of being a corporation which seeks or acquires by purchase or lease, goods for commercial or business use and which has assets of $25 million or more, or is owned or controlled by a corporation or entity with assets of $25 million or more; and

(g) Non-contravention. The execution, delivery and performance of this Agreement by it will not, in any material respect, violate, nor be in conflict with, any provisions of any such Party’s governing documents or any agreement or instrument to which such Party is a party or is bound, or any judgment decree, order, statute, rule or regulation applicable to such Party (assuming the receipt of all consents and approvals applicable to the transactions contemplated hereby).

7.2 STML Representations. For a period of time ending twelve months following the Effective Date, STML makes the following representations and warranties to EnCana:

(a) Contractual Restrictions. Except as set forth on Schedule 7.2(a), STML has not entered into any contracts: (i) for or received prepayments under or pursuant to take-or-pay arrangements, buydowns, buyouts or similar agreements for hydrocarbons, or storage of the same relating to the Assets which EnCana shall be obligated to honor and make deliveries of hydrocarbons or pay refunds of amounts previously paid under such contracts or arrangements or which otherwise relate to deliveries of hydrocarbons or payments of refunds on or after the Effective Date; or (ii) dedicating the Leases or any portion thereof to a gas sales, gathering, transportation, treating or processing agreement.

(b) Imbalances. Except as set forth on Schedule 7.2(b) or for normal immaterial pipeline imbalances that are adjusted by the pipeline each month, there are no wellhead imbalances or other imbalances attributable to the Assets as of the Effective Date which require payment from EnCana to a third party or for which EnCana would otherwise be responsible.

(c) Preferential Rights. Except as set forth on Schedule 7.2(c), there are no preferential rights to purchase attributable or with respect to any of the Assets that are applicable to the transactions contemplated hereby.

(d) Consents. Except as set forth on Schedule 3.9, there are no required consents, approvals or authorizations of, or notification to, any person or entity (excluding any of the foregoing customarily obtained following assignment of the Assets), in each case, that are applicable to the transactions contemplated hereby.

(e) Taxes. (i) all Taxes owed with respect to the Assets have been timely paid in full, (ii) none of such Taxes with respect to the Assets is now under audit or examination by any Taxing authority and there is no claim pending or, to the knowledge of STML, threatened by any Taxing authority in connection with any such tax, (iii) there are no liens on any of the Assets that arose in connection with any alleged failure to pay any tax, (iv) none of the Assets is “Tax-exempt use property” (within the meaning of section 168(h) of the Internal Revenue Code) or “Tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Internal Revenue Code), and (v) to the knowledge of STML, all of the Assets have been properly listed and described on the property Tax rolls for the Taxing units in which the Assets are located and no portion of the Assets constitutes omitted property for property Tax purposes.  For purposes of this Agreement, “Tax” means any federal, state or local sales, use, ad valorem, property, production, severance or similar taxes or assessments based upon or measured by the ownership or operations of the Assets or the production of hydrocarbons therefrom or revenue or income derived therefrom, including any interest, penalty, or addition thereto.

(f) Non-Foreign Representation. STML is not a non-resident alien, foreign corporation,

foreign partnership, foreign trust or foreign estate (as those terms are defined in Internal Revenue Code and Income Tax Regulations).

(g) Hydrocarbon Sales Contracts. Except as set forth on Schedule 7.2(g), no hydrocarbons produced from the Assets are subject to a sales contract other than division orders or sales agreements terminable on no more than 30 days notice. Proceeds from the sale of hydrocarbons produced from the Assets are being received in all respects by STML in a timely manner and are not being held in suspense by the purchaser for any reason.  To the knowledge of STML, STML is presently receiving a price for all production from, or attributable to, each Property covered by a hydrocarbon sales contract in accordance with the terms of such contract.

(h) Material Contracts. Schedule 7.2(h) lists all of the contracts and agreements that (i) involve expenditures by or revenues to STML in the aggregate in excess of $100,000.00, (ii) that are included in the Assets and that constitute (A) any indenture, mortgage, loan, credit or similar contract for borrowed money or any hedge or derivative contract (in each case) for which EnCana will be responsible or which affects any revenues or expenses attributable to the Assets on or after the Effective Date, (B) any guaranty of any obligation, bond or letter of credit for which EnCana will be responsible or be bound, (C) any contract with STML or any affiliate of STML which affects any revenues or expenses attributable to the Assets on or after the Effective Date, (D) any agreement for the gathering, treatment, processing, refining, handling, storage or transportation of hydrocarbons that is not terminable without penalty upon 60 days’ notice or less, (E) any agreement for the use or sharing of drilling rigs, (F) any purchase agreement, farmin and farmout agreement, exploration agreement, participation agreement, agreement of development, or similar agreement providing for the earning of an ownership interest, (G) any non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the localities in which, EnCana conducts its business, or (H) any agreement respecting any partnership or joint venture, or (iii) are confidentiality agreements or agreements relating to areas of mutual interest (“Material Contracts”).  All Material Contracts are in full force and effect and STML is not, and to the knowledge of STML, no other party is, in default with respect to any of the obligations thereunder.

(i) Tax Partnerships. Except as created pursuant to this Agreement, none of the Assets is held in an arrangement treated as a partnership for Income Tax purposes.

(j) No Written Notice of Adverse Environmental Conditions. None of STML or STML’s affiliates has received written notice from any person or entity of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility or property included in the Assets that constitutes a violation of, interferes with or prevents compliance by STML, or after assignment, EnCana, with, any environmental law or the terms of any permit issued pursuant thereto.

(k) No Expenses Owed and Delinquent. No material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets, royalties, overriding royalties and other burdens on production and amounts payable to co-owners of the Assets) are owed and delinquent in payment by STML or an operator of the Assets that relate to the ownership or operation of the Assets.

(l) Maintenance of Uniform Interest Provisions. Schedule 7.2(l) sets forth all agreements burdening the Assets that contain maintenance of uniform interest or similar provisions.

(m) Lease Extensions. Schedule 7.2(m) sets forth a list of all Leases which contain options to extend the primary term.

(n) Proper Pooling. All of the Leases that are, as of the Effective Date, included in pooled units, have been properly pooled under the terms of the applicable Leases, and there are no claims by the Lessors thereof that: (i) a Lease has terminated as to some or all of the Lease due to improper pooling; or (ii) that the lessor thereof is entitled to a share of the unit production that is greater than the lessor’s proportionate share of the surface acreage of the unit.

7.3 EnCana Representations. For a period of time ending twelve months following the Effective Date, EnCana makes the following representations and warranties to STML:

(a) Independent Evaluation. EnCana acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing, and operating oil and gas properties such as the Assets. If Closing occurs, EnCana represents, warrants, and acknowledges to STML that it has had full access to the Assets, the officers and employees of STML, and to the books, records, and files of STML relating to the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, EnCana has relied solely upon the representations, warranties, covenants, and agreements of EnCana and STML set forth in this Agreement and EnCana’s own independent due diligence and investigation of the Assets, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering, and other professional counsel and advisors concerning this transaction, the Assets and the value thereof. In addition, EnCana acknowledges and agrees that EnCana will be or has been advised by and relies solely on its own expertise, and its legal counsel and any advisors or experts concerning matters relating to Title Defects, Title Benefits, and Environmental Defects.

(b) Qualification. As of the Closing, EnCana or one of its affiliates shall be, and thereafter shall continue to be, qualified with all applicable governmental authorities to own and operate the Assets, including meeting all bonding requirements.

(c) Securities Laws. EnCana is acquiring the Assets for its own account or that of its affiliates and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. EnCana has not sought or solicited, nor is EnCana participating with, investors, partners, or other third parties other than its lenders in order to fund the Carry Amount and to close this transaction, and all funds to be used by EnCana in connection with this transaction are EnCana’s own funds or those borrowed from its lenders.

(d) No Investment Company. EnCana is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that Act.

(e) Funds. EnCana has arranged to have available by the Closing Date immediately available funds to enable EnCana to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

7.4 No Other Representations. Other than the representations and warranties expressly set forth in this Agreement and the assignments delivered pursuant hereto, no Party hereto makes any representations or warranties to the other Parties concerning the subject matter of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1 Force Majeure. If any Party is rendered unable, wholly or in part by force majeure, to carry out its obligations under this Agreement, other than any obligation to make any money payments (which obligation will never be extended or suspended due to force majeure), such Party must give to the other Parties prompt written notice of the force majeure, with reasonably full particulars, and thereupon the obligations of the Party giving the notice, so far as they are affected by the act of force majeure, will be suspended, and the running of all time periods within which certain actions must be completed will be tolled, during, but not longer, than the continuance of the force majeure, plus such reasonable further period of time, if any, required to resume the suspended operation.  The affected Party must use all reasonable diligence to remove the force majeure situation as quickly as practicable; provided, that it will not be required to settle strikes, lockouts or other labor difficulty contrary to its wishes.  All such difficulties are to be handled entirely within the discretion of the Party concerned. “Force majeure” means an act of nature, strike, lock-out or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other adverse weather condition, explosion, inability to obtain surface access, governmental action, governmental inaction, restraint or delay, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming force majeure, but not the unavailability of drilling rigs.

8.2 Monetary Amounts. All monetary amounts stated in this Agreement are cited in, and must be paid in, United States dollars.

8.3 Further Assurances. As necessary, the Parties shall execute any all documents including, but not limited to, any documents, forms, etc. and take all actions, (in each case) that are necessary to effectuate the terms and provisions of this Agreement and/or the JOA, whichever is applicable, including, but not limited to, the execution of designation of operator forms and other governmental forms and other similar matters.

8.4 Partnership Disclaimer/Creation of Tax Partnership. The rights, duties, obligations and liabilities of the Parties shall be several, not joint or collective.  It is not the purpose or intention to create any mining partnership, joint venture, general partnership or other partnership relation and none shall be inferred. Notwithstanding the foregoing, the Parties agree that the agreements and undertakings herein will be treated as the formation of a partnership for purposes of federal income taxation.  Therefore, the Parties agree to be governed, for federal income tax purposes only, by the tax partnership agreement attached to the JOA. For every purpose other than the above described income tax purposes, however, and notwithstanding any other provision of this Agreement to the contrary, the Parties understand and agree that their relationship hereunder is not one of partnership, association, trust, joint venture, mining partnership or entity of any kind.

8.5 Press Releases. A Party to this Agreement shall not issue any media release or make a public announcement relating to this Agreement without the prior written approval of the other unaffiliated Party, which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party agrees to use its reasonable efforts to consult with and obtain the consent of the other unaffiliated Party prior to making the disclosure).

8.6 Taxes and Recording Fees. Any sales taxes, transfer taxes, documentary taxes and recording fees relating to an assignment hereunder shall be paid by the assignee.  Subject to the terms of the JOA, each Party shall be responsible for its own local, state and federal income tax reporting, recognition of gain or loss, if any, and the taxes, if any, payable with respect to the transactions effected and to be effected pursuant to this Agreement. All taxes, including ad valorem taxes, imposed with respect to periods or portions of periods prior to the Effective Date shall be the burden of STML and all such taxes imposed with respect to periods or portions of periods after the Effective Date shall be the burden of STML and EnCana with each paying its Proportionate Share of such taxes.  Any such Party which pays any such taxes which are the responsibility of such other Party shall be entitled to prompt reimbursement upon evidence of such payment.  STML shall be entitled to all refunds or rebates of taxes paid pertaining to those taxable periods ending on or prior to the Effective Date.

8.7 Governing Law. This Agreement shall be governed, construed, and enforced in all respects, including validity, interpretation, and effect, according to the laws of the State of Texas, excluding any conflicts of law rule or principle that might apply the law of another jurisdiction .

8.8 Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT NO PARTY SHALL BE LIABLE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, INCLUDING LOST PROFITS, SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Inherent Risk. Each Party hereby acknowledges its understanding and acceptance of the inherent risks associated with the exploration for oil and gas.

8.10 Confidentiality. Except as expressly set forth herein and except as required by applicable laws, the Parties hereto acknowledge and agree that this Agreement, their negotiations in connection herewith and all information obtained by or provided to any of them in connection with the matters contemplated herein or as it relates to the Assets will be maintained as confidential, except for disclosures to:

(a) Representatives of the Parties;

(b) Disclosures by EnCana to ExxonMobil Corporation in conjunction with its area of mutual interest obligations to ExxonMobil corporation; or

(c) Disclosures by EnCana to a third party that may be interested in participating in the drilling of any Commitment Well or other well (to the extent permitted hereunder) on the Leases.  The term “Representatives” as used herein shall mean (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Leases, including any consultant retained by such bank, other financial institution or entity.

8.11 Notices.

(a) All notices required or permitted under this Agreement shall be in writing and delivered in person, by overnight courier, by certified or registered mail return receipt requested, by facsimile, or by electronic transmission, delivered or addressed to the persons and at the addresses as provided below.  When a response to another Party is required, each Party’s response shall be in writing to such other Party.

(b) A notice is deemed to have been delivered upon actual receipt.

(c) Notwithstanding the foregoing, unless otherwise specifically provided herein, if a Notice is received after 5:00 P.M. on a business day where the addressee is located, or on a day that is not a business day where the addressee is located, such notice is deemed received at 9:00 A.M. on the next business day where the addressee is located.

ADDRESSES:

STML	ST. MARY LAND & EXPLORATION COMPANY
330 Marshall Street, Suite 1200
Shreveport, LA 71101
Attention: David Dubiel
Fax No.: 318-226-5554
Tel. No.: 318-226-5536
Email: ddubiel@stmaryland.com

ENCANA:	EnCana Oil & Gas (USA) Inc.
14001 N. Dallas Parkway
Suite 1100
Dallas, TX 75240
Attn: Mark A. Virant
Tel. No.: 214-987-7156
Fax: 214-242-7204
Email: mark.virant@encana.com

8.12 Electronic Transmissions. Each of the Parties hereto agrees that: (i) any notice transmitted by electronic transmission shall be treated in all manner and respects as an original written document; (ii) any such notice shall be considered to have the same binding and legal effect as a notice sent by other approved means.  Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.  With respect to any notice delivered by electronic transmission and involving a time-sensitive matter, the addressee covenants and agrees to use its reasonable efforts to promptly respond to any such notice such that the notice shall be deemed to have been received as set forth in Section 8.11 above.

8.13 Headings for Convenience. All captions, numbering sequences, and headings used in this Agreement are inserted for convenience only and shall in no way define, limit or describe the scope or intent of this Agreement or any part thereof, nor have any legal effect other than to aid a reasonable interpretation of this Agreement.  A reference to “Article” or “Section” is to an Article or Section of this Agreement.

8.14 Amendment. No provision of this Agreement shall be modified or amended except by the written agreement of the Parties.

8.15 Severance of Invalid Provisions. In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement.  If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity.  Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provisions eliminated.  The surviving provisions of this Agreement shall remain in full force and effect unless the removal of the invalid provisions destroys the legitimate purposes of this Agreement; in which event this Agreement shall no longer be of any force or effect.  The Parties shall negotiate in good faith for any required modifications to this Agreement required as a result of this provision.

8.16 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns and shall constitute a covenant running with the lands covered by the Leases.

8.17 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

8.18 Counterparts: Facsimile Signature. The Parties may execute this Agreement in any number of duplicate originals, each of which constitutes an original, and all of which, collectively, constitute only one Agreement.  The Parties may execute this Agreement in counterparts, each of which constitutes an original, and all of which, collectively, constitute only one Agreement.  Delivery of an executed counterpart signature page by facsimile or electronic transmission is as effective as executing and delivering this Agreement in the presence of the Parties hereto. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties.  In proving this Agreement, a Party must produce or account only for the executed counterpart of the Party to be charged.

8.19 Binding on Successors and Assigns. This Agreement will extend to, inure to the benefit of, and be binding upon the Parties and each of their successors and permitted assigns.  Without obtaining the prior written consent of the other Party hereto, no Party shall have the right to assign its rights and obligations under this Agreement; provided that (a) any Party shall be permitted to assign its rights and obligations hereunder in connection with a sale by such Party of all or substantially all of its assets, (b) any Party shall be permitted to mortgage or pledge all or any part of interests under this Agreement, and (c) EnCana shall be permitted to assign one-half of its interest in the South Block to ExxonMobil corporation in connection with its pre-existing area of mutual interest obligations. Any request for a consent to assign shall not be unreasonably withheld and unless the Party from whom the consent is requested shall show good cause for withholding its consent, such consent shall be granted in writing to the requesting Party within 30 days of any request therefor.  Once the Carry Amount has been spent by STML in accordance with the terms of this Agreement, either Party may assign all or a portion of its interest in the Leases without the consent of the other Party except as may be limited by the JOA.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written, effective as of the Effective Date.

ENCANA OIL & GAS (USA) INC.

By:	/s/ PAUL SANDER
Name: Paul Sander
Title: Vice President – Mid-Continent

ST. MARY LAND & EXPLORATION COMPANY

By:	/s/ MILAM RANDOLPH PHARO
Name: Milam Randolph Pharo
Title: Senior Vice President and General Counsel

SCHEDULE 1

SCHEDULE OF DEFINITIONS
LIST OF EXHIBITS AND SCHEDULES

Defined Term	Section/Schedule Where Defined
Acceptance Period	6.1(c)
AFE	3.4(a)
Agreement	Introductory Paragraph
AMI	6.1(a)
Article	8.13
Assets	1.2
Assigned Interest	Background 3.
Assigned Interval	1.1(a)
Assignment	2.1(b)

Block/Blocks	Background 2.
Carried Well Costs	3.2(b)
Carry Amount	3.2(a)
Carry Period	3.2(c)
Commitment Well/Wells	3.3(a)
Complete, Completing, Completion	3.3(d)
Cure Period	3.9
Drill, drilling	3.3(e)
Effective Date	Introductory Paragraph
Electronic transmission	8.12
EnCana	Introductory Paragraph
Examination Period	4.1
Excluded Assets	1.2
Excluded Wells	1.3(b)
Force Majeure	8.1
Initial Payment	2.1(e)
Interest/Interests	6.1(b)
JOA	2.1(a)
Lease, Leases	Background 1.
Material Contracts	7.2(h)
Net Mineral Acres	4.9(a)
Net Revenue Interest	4.9(b)
North Block	Background 2.
Party, Parties	Introductory Paragraph
Per Acre Value	4.4(b)(ii)
Permitted Encumbrances	4.9(c)
Proportionate Share	3.1
Representatives	8.10
Section	8.13
South Block	Background 2.
STML	Introductory Paragraph
STML Drilling Wells	1.2(d)
Tax	7.2(e)
Tenaska Agreement	3.8(a)
Time-sensitive matter	8.11(a)(v)
Title Arbitrator	4.8(a)
Title Defect	4.4(a)
Title Defect Amount	4.4(b)
Title Defect Notice	4.3(a)
Working Interest	4.9(d)
XTO Agreements	1.2(c)
XTO Drilling Wells	1.2(b)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	North Block Leases
Exhibit A-2	South Block Leases
Exhibit A-3	XTO Drilling Wells and STML Drilling Wells
Exhibit A-4	XTO Agreements
Exhibit A-5	Excluded Wells
Exhibit A-6	Assigned Rights of Way
Exhibit B	Plat of Blocks
Exhibit C	JOA
Exhibit D-1 and D-2	Assignments (Form of)
Exhibit E	Tenaska Agreement
Schedule 1	Schedule of Defined Terms
Schedule 2.2(a)	STML Drilling Wells Costs
Schedule 3.9	Consents
Schedule 7.2(a)	Contractual Restrictions
Schedule 7.2(b)	Imbalances
Schedule 7.2(c)	Preferential Rights
Schedule 7.2(g)	Hydrocarbon Sales Contracts
Schedule 7.2(h)	Material Contracts
Schedule 7.2(l)	Maintenance of Uniform Interest Provisions
Schedule 7.2(m)	Lease Extensions